Exhibit (a)(1)

                            CERTIFICATE OF FORMATION
                                       OF
                      GENERATION HEDGE STRATEGIES FUND LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

     FIRST: The name of the limited liability company is: GENERATION HEDGE STRATEGIES FUND LLC.

     SECOND: Its registered office in the State of Delaware is to be located at 15 East North Street, Dover, Delaware 19901, County of Kent, and its registered agent at such address is XL CORPORATE SERVICES, INC.

     THIRD: Notice is hereby given that, notwithstanding anything to the contrary set forth under Chapter 18, Section 215 of the Delaware Limited Liability Company Act ("Section 215") or under applicable law, as the limited liability company agreement provides for creation of one or more series, and if separate and distinct records shall be maintained for each such series and the assets associated with each such series shall be held (directly or indirectly, including through a nominee or otherwise) and accounted for separately from the other assets of the limited liability company, or any other series thereof, and as the limited liability company agreement so provides, and as notice of the limitation on liabilities of each series as referenced in Section 215 is hereby set forth in this Certificate of Formation, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the limited liability company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of a series.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of February 2004.

                                            /s/ Thomas F. Konop
                                           -------------------------------------
                                           Thomas F. Konop
                                           As Organizer, and not individually
                                           C/O Sadis & Goldberg LLC
                                           463 Seventh Avenue, 16th Floor
                                           New York, New York 10018